Filed Pursuant to Rule 424(b)(2) Registration No. 333-171806
Pricing Supplement No. W57 (to Prospectus and Prospectus Supplement each dated January 28, 2011)
Royal Bank of Canada
$1,126,000
Upside Participation Equity Linked Notes (Averaging) Linked to a Basket Consisting of the Dow Jones Industrial AverageSM and the FTSE 100 Index, due November 4, 2019

The securities described in this pricing supplement are issued by Royal Bank of Canada (Royal Bank of Canada or the Issuer), and are Senior Global Medium-Term Notes, Series E of the Issuer, as described in the prospectus supplement and prospectus each dated January 28, 2011.

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000. Each security will be offered at an initial public offering price of $1,000.
Valuation Dates:	Quarterly, on the 28th of each January, April, July and October, commencing on January 28, 2013 and ending on October 28, 2019, each subject to postponement as described below.
Maturity Date:	November 4, 2019, subject to postponement as described below.
Pricing Date:	October 31, 2012
Original Issue Date:	November 5, 2012
Interest:	We will not pay you interest during the term of the securities.
Underlying Basket:
The return on the securities, if any, is linked to an equally weighted basket (the Basket) consisting of the following two equity indices (the basket components): the Dow Jones Industrial AverageSM (50%) (Bloomberg symbol: INDU) and the FTSE 100 Index (50%) (Bloomberg symbol: UKX).

Payment at Maturity:
The amount you receive at maturity will depend upon the performance of the Basket from the initial basket level to the final average basket level.  The performance of the Basket will reflect the weighted performance of the basket components, as measured from each basket component’s closing level on the pricing date to the average of its closing levels on the twenty-eight quarterly valuation dates occurring over the term of the securities.

If the final average basket level is greater than the initial basket level, the maturity payment amount per security will equal:

$1,000 + ($1,000 x	final average basket level – initial basket level	x Participation Rate)
initial basket level

If the final average basket level is less than or equal to the initial basket level, the maturity payment amount per security will equal the issue price of $1,000.

Therefore, subject to our credit risk, you will receive at least your principal amount at maturity.  However, you may not receive more than your principal amount at maturity.

Participation Rate:	100%
Initial Basket Level:	100
Final Average Basket Level:
The final average basket level will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 50% of the average component return of the Dow Jones Industrial AverageSM and (B) 50% of the average component return of the FTSE 100 Index.

Average Component Return:	The average component return of each basket component will be equal to:
average component level – initial component level
initial component level

where,

•      the initial component level is 13,096.46 for the Dow Jones Industrial AverageSM and 5,782.70 for the FTSE 100 Index, which is the closing level of the applicable basket component on the pricing date, and

•      the average component level will be the arithmetic average of the closing levels of the basket component on the twenty-eight quarterly valuation dates.

Listing:	The securities will not be listed on any securities exchange.
CUSIP Number:	78008SJY3
The securities will be debt obligations of Royal Bank of Canada, and payments on the securities are subject to Royal Bank of Canada’s credit risk. No other company or entity will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.

The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

For a detailed description of the terms of the securities, see “Summary Information” beginning on page PS-2 and “Specific Terms of the Securities” beginning on page PS-17. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

Investing in the securities involves risks. See “Risk Factors” beginning on page PS-12.
	Per Security	Total
Public Offering Price	$1,000.00	$1,126,000.00
Underwriting Discount and Commission (1)	$15.00	$16,890.00
Proceeds to Royal Bank of Canada	$985.00	$1,109,110.00
(1) In addition to the underwriting discount and commissions, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC. The underwriting discount and commission and the structuring and development costs total $27.50 per $1,000 principal amount of the securities.  See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the securities.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this pricing supplement.  Any representation to the contrary is a criminal offense.

Wells Fargo Securities
The date of this pricing supplement is October 31, 2012

SUMMARY INFORMATION

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Upside Participation Equity Linked Notes (Averaging) Linked to a Basket Consisting of the Dow Jones Industrial AverageSM and the FTSE 100 Index, due November 4, 2019 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities and the tax and other considerations relating to the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Royal Bank of Canada”, “we”, “us” and “our” or similar references mean Royal Bank of Canada. Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

What are the securities?

The securities offered by this pricing supplement will be issued by Royal Bank of Canada and will mature on November 4, 2019. The return on the securities, if any, will be linked to an equally weighted basket (the Basket) consisting of the Dow Jones Industrial AverageSM and the FTSE 100 Index (the basket components). The securities will not bear interest and no other payments will be made until maturity.  You may not receive any return on your investment in the securities.

As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled “Senior Global Medium-Term Notes, Series E” that Royal Bank of Canada may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Royal Bank of Canada. For more details, see “Specific Terms of the Securities” beginning on page PS-17.

Each security will have a principal amount of $1,000. Each security will be offered at an initial public offering price of $1,000. To the extent a market for the securities exists, you may transfer only whole securities. Royal Bank of Canada will issue the securities in the form of a master global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

What is the Basket?

The Basket is comprised of the following two equally weighted basket components:

•	Dow Jones Industrial AverageSM (50%), an equity index that is widely used as an indicator of the pattern of the price movement of U.S. equities (the DJIA).

•	FTSE 100 Index (50%), an equity index that is designed to represent the performance of the 100 largest blue chip companies listed on the London Stock Exchange (LSE) (the FTSE).

You should be aware that an investment in the securities is not equivalent to an investment in the basket components and does not entitle you to any ownership interest in the common stocks included in the basket components.  For more information about the basket components, see “The Dow Jones Industrial AverageSM” and “The FTSE 100 Index” in this pricing supplement.

At maturity, will the securities pay at least their principal amount?

Yes. Subject to our credit risk, the amount you will receive at maturity will be equal to at least the principal amount of the securities.

What will I receive upon maturity of the securities?

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled will depend on the performance of the Basket from the initial basket level to the final average basket level.  The performance of the Basket will reflect the weighted performance of the basket components, as measured from each basket component’s closing level on the pricing date to the average of its closing levels on the twenty-eight quarterly valuation dates occurring over the term of the securities.

The maturity payment amount for each security will be determined by the calculation agent as described below:

•	If the final average basket level is greater than the initial basket level, the maturity payment amount per security will equal:

$1,000 + ($1,000 x	final average basket level – initial basket level	x Participation Rate)
initial basket level

•	If the final average basket level is less than or equal to the initial basket level, the maturity payment amount per security will equal the issue price of $1,000.

If the final average basket level is less than or equal to the initial basket level, you will not receive any return on your investment in the securities.

The Participation Rate is 100%.

The initial basket level is 100.

The final average basket level will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 50% of the average component return of the DJIA and (B) 50% of the average component return of the FTSE.

The average component return of each basket component will be equal to:

average component level – initial component level
initial component level
where,

•
the initial component level of each basket component is 13,096.46 for the Dow Jones Industrial AverageSM and 5,782.70 for the FTSE 100 Index, which is the closing level on the pricing date of the applicable basket component; and

•
the average component level of each basket component will be determined by the calculation agent and will be the arithmetic average of the closing levels of the basket component on the twenty-eight quarterly valuation dates.

The quarterly valuation dates will be on the 28th of each January, April, July and October, commencing on January 28, 2013 and ending on October 28, 2019. However, if any scheduled valuation date occurs on a day that is not a trading day (as defined on page PS-21) for a basket component or on a day on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities — Market Disruption Event” below) has occurred or is continuing with respect to a basket component, then that valuation date for the affected basket component will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing for the affected basket component; provided that in no event will any valuation date be postponed by more than five trading days. Notwithstanding such a postponement of a valuation date for a particular basket component, the originally scheduled valuation date will remain the valuation date for the other basket component if it is not affected by a non-trading day or a market disruption event.  If the final valuation date for any basket component is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The closing level of a basket component on any trading day will equal the official closing level of that basket component or any successor index (as defined under “Specific Terms of the Securities — Discontinuation of a Basket Component; Adjustments to a Basket Component” below) published by the applicable Index Sponsor (as defined below) or any successor index sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of a basket component described under “Specific Terms of the Securities — Discontinuation of a Basket Component; Adjustments to a Basket Component” below.

You should understand that the method by which the performance of the Basket is measured (i.e., by the average component levels of the basket components) may result in a lower return on the securities than the actual return on the basket components from the pricing date to a date at or around the maturity date.  This is particularly likely to be the case if (i) the basket components experience relatively consistent appreciation over the term of the securities or (ii) the basket components perform better later in the term of the securities than they do earlier in the term of the securities.  See “Risk Factors — The average component level of each basket component will be based on an average of closing levels of that basket component on valuation dates occurring quarterly over the term of the securities and therefore may be less than its closing level at or around the maturity date.”

Hypothetical Examples

Set forth below are four hypothetical examples of the calculation of the maturity payment amount (the numbers appearing in the examples below have been rounded for ease of analysis) reflecting the participation rate of 100%:

Example 1—The basket components generally appreciate earlier in the term of the securities and depreciate later in the term of the securities, and the maturity payment amount is greater than the issue price:

	Dow Jones Industrial AverageSM	FTSE 100 Index
Initial Component Level	13,096.46	5,782.70
Hypothetical Average Component Level	13,882.25	6,360.97
Hypothetical Average Component Return	6%	10%

Based on the average component returns set forth above, the final average basket level would equal:

100 x [1 + (50% x 6%) + (50% x 10%)] = 108

Since the final average basket level is greater than the initial basket level, the maturity payment amount would equal:

$1,000 +	$1,000	x	108 – 100	x 100% = $1,080.00
100

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the closing levels of the basket components on a date near maturity.  In this scenario, the closing levels of the basket components increase early in the term of the securities, remain consistently above their initial component levels for a significant period of time and then decrease to levels below the average component levels near maturity of the securities. Note that, as Example 2 illustrates, there are other scenarios in which the averaging approach would result in a lower return at maturity.

Example 2— The basket components generally depreciate earlier in the term of the securities and appreciate later in the term of the securities, and the maturity payment amount is equal to the issue price:

	Dow Jones Industrial AverageSM	FTSE 100 Index
Initial Component Level	13,096.46	5,782.70
Hypothetical Average Component Level	12,441.64	5,551.39
Hypothetical Average Component Return	-5%	-4%

Based on the average component returns set forth above, the final average basket level would equal:

100 x [1 + (50% x -5%) + (50% x -4%)] = 95.50

Since the final average basket level is less than the initial basket level, the maturity payment amount would equal $1,000 per security.

This example illustrates a scenario in which the averaging feature results in no return on the securities at maturity, even though the closing levels of the basket components on the final valuation date are significantly greater than their respective closing levels on the pricing date. In this scenario, the closing levels of the basket components decrease early in the term of the securities, remain consistently below the initial component levels for a significant period of time and then increase later in the term of the securities, with levels near maturity of the securities that are greater than the initial and average component levels.

Example 3— The basket components experience relatively consistent appreciation over the term of the securities, and the maturity payment amount is greater than the issue price:

	Dow Jones Industrial AverageSM	FTSE 100 Index
Initial Component Level	13,096.46	5,782.70
Hypothetical Average Component Level	16,239.61	6,939.24
Hypothetical Average Component Return	24%	20%

Based on the average component returns set forth above, the final average basket level would equal:

100 x [1 + (50% x 24%) + (50% x 20%)] = 122

Since the final average basket level is greater than the initial basket level, the maturity payment amount would equal:

$1,000 +	$1,000	x	122– 100	x 100% = $1,220.00
100

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing levels of the basket components on a date near maturity.  In this scenario, the closing levels of the basket components steadily increase over the term of the securities.

Example 4—The DJIA generally depreciates and the FTSE generally appreciates over the term of the securities, and the maturity payment amount is equal to the issue price:

	Dow Jones Industrial AverageSM	FTSE 100 Index
Initial Component Level	13,096.46	5,782.70
Hypothetical Average Component Level	9,953.31	6,939.24
Hypothetical Average Component Return	-24%	20%

Based on the average component returns set forth above, the final average basket level would equal:

100 x [1 + (50% x -24%) + (50% x 20%)] = 98

Since the final average basket level is less than the initial basket level, the maturity payment amount would equal $1,000 per security.

In this example, the closing level of the DJIA generally decreases over the term of the securities, and the closing level of the FTSE generally increases over the term of the securities.  This scenario illustrates the offsetting effect that the performance of one basket component may have on the other.  In this case, even though the FTSE experiences significant appreciation, you would receive no return on the securities at maturity.

To the extent that the average component returns and final average basket level differ from the values assumed above, the results indicated above would be different.

Hypothetical Returns

The following table is based on the participation rate of 100% and a range of hypothetical final average basket levels and illustrates:

•	the percentage change from the initial basket level to the hypothetical final average basket level;
•	the hypothetical maturity payment amount per security; and
•	the hypothetical total rate of return to beneficial owners of the securities.

The figures below are rounded for ease of analysis and are for purposes of illustration only. The actual maturity payment amount will depend on the actual final average basket level as determined by the calculation agent as described in this pricing supplement.

Hypothetical Final Average Basket Level	Percentage Change from the Initial Basket Level to the Hypothetical Final Average Basket Level	Hypothetical Maturity Payment Amount per Security	Hypothetical Total Rate of Return on the Securities
50.00	-50.00%	$1,000.00(1)	0.000%
55.00	-45.00%	$1,000.00	0.000%
60.00	-40.00%	$1,000.00	0.000%
65.00	-35.00%	$1,000.00	0.000%
70.00	-30.00%	$1,000.00	0.000%
75.00	-25.00%	$1,000.00	0.000%
80.00	-20.00%	$1,000.00	0.000%
85.00	-15.00%	$1,000.00	0.000%
90.00	-10.00%	$1,000.00	0.000%
92.50	-7.50%	$1,000.00	0.000%
95.00	-5.00%	$1,000.00	0.000%
97.50	-2.50%	$1,000.00	0.000%
100.00(2)	0.00%	$1,000.00	0.000%
105.00	5.00%	$1,050.00	5.000%
107.50	7.50%	$1,075.00	7.500%
110.00	10.00%	$1,100.00	10.000%
112.50	12.50%	$1,125.00	12.500%
115.00	15.00%	$1,150.00	15.000%
120.00	20.00%	$1,200.00	20.000%
125.00	25.00%	$1,250.00	25.000%
130.00	30.00%	$1,300.00	30.000%
135.00	35.00%	$1,350.00	35.000%
140.00	40.00%	$1,400.00	40.000%
145.00	45.00%	$1,450.00	45.000%
150.00	50.00%	$1,500.00	50.000%

_______________________
(1)	Subject to our credit risk, the maturity payment amount per security will not be less than $1,000.

(2)	This is the initial basket level.

Who should or should not consider an investment in the securities?

We have designed the securities for investors:

•	who seek exposure to the performance of the Basket, as measured by the average performance of the basket components from the pricing date to each of the twenty-eight quarterly valuation dates;

•	who believe that the basket components will appreciate as a whole on average from the pricing date to each of the twenty-eight quarterly valuation dates;

•	who seek to receive on the maturity date at least the principal amount of their securities;

•	who understand that, if the final average basket level is not greater than the initial basket level, they will not receive any return on their investment in the securities;

•	who are willing to forgo interest on the securities and dividends on the stocks included in the basket components; and

•	who are willing to hold their securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors:

•	who are unable or unwilling to hold the securities to maturity;

•	who seek a guaranteed positive return on their investment;

•	who seek upside exposure to the Basket as measured solely from the pricing date to a date near the stated maturity;

•	who seek current income;

•	who are unwilling to accept the credit risk of Royal Bank of Canada to obtain the exposure to the Basket that the securities provide; or

•	who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

The value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the value of the securities, including the level of each basket component, dividend yields of the component common stocks underlying each basket component, the time remaining to maturity of the securities, interest rates, the volatility of each basket component and the correlation between the basket components.  Depending on the impact of these factors, you may receive less than $1,000 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the value of the securities” beginning on page PS-13.

Who publishes the DJIA and what does the DJIA measure?

The DJIA is a price-weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal, which is published by S&P Dow Jones Indices LLC.

The DJIA is determined, calculated and maintained by S&P Dow Jones Indices LLC without regard to the securities.

 For a discussion of the DJIA, see “The Dow Jones Industrial AverageSM” beginning on page PS-24.

Who publishes the FTSE and what does the FTSE measure?

The FTSE a market capitalization−weighted index of the 100 largest U.K.-listed blue chip companies trading on the LSE, which is published by FTSE International Limited (FTSEIL).

The FTSE is determined, calculated and maintained by FTSEIL without regard to the securities.

For a discussion of the FTSE, see “The FTSE 100 Index” beginning on page PS-26.

How have the Basket and the basket components performed historically?

You can find a table with the high, low and period-end closing levels of each basket component during each calendar quarter from calendar year 2002 in the section entitled “Historical Closing Levels of the Basket Components” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets (Bloomberg) without independent verification. You should not take the past performance of any basket component as an indication of how the basket components will perform in the future.

In addition, you can find a graph setting forth the hypothetical daily values of the Basket for the period from January 1, 2002 to October 31, 2012 in the section entitled “Hypothetical Historical Performance of the Basket” in this pricing supplement. We have provided this hypothetical historical information to help you evaluate how the Basket would have performed in the recent past. However, the hypothetical past performance of the Basket is not indicative of how the Basket will perform in the future.

What are the Canadian federal income tax consequences of investing in the securities?

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read carefully the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Will the securities be listed on a stock exchange?

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

Yes, an investment in the securities is subject to significant risks. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page PS-12.

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Wells Fargo Securities, LLC are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

•	Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

RISK FACTORS

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the basket components or the common stocks included in the basket components. Investors in the securities are also exposed to further risks related to the issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2011 filed with the SEC and incorporated by reference herein.  See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.

You may not receive a positive return on your securities

You will not receive any interest payments on the securities.  In addition, if the final average basket level is less than or equal to the initial basket level, you will not receive a payment at maturity that exceeds the principal amount.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your securities, which could be zero, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Royal Bank of Canada with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The average component level of each basket component will be based on an average of closing levels of that basket component on valuation dates occurring quarterly over the term of the securities and therefore may be less than its closing level at or around the maturity date

The average component level of each basket component will be calculated by reference to an average of the closing levels of that basket component on the quarterly valuation dates over the term of the securities. The average component level of a basket component, as so calculated, may be less than the closing level of that basket component at or around the maturity date. As a result, the maturity payment amount that you receive at maturity may be less than the amount you would receive if the maturity payment amount was based solely on the closing levels of the basket components at or around the maturity date.

You should understand, in particular, that if the value of the Basket is greater at or around the maturity date than it was, on average, on the valuation dates occurring quarterly over the term of the securities, the securities will underperform the actual return on the Basket.  For example, if the Basket experiences relatively consistent appreciation over the term of the securities, the final average basket level will be less than the value of the Basket at or around the maturity date, and the securities will underperform the actual return on the Basket. This underperformance will be especially significant if there is a significant increase in the value of the Basket later in the term of the securities.  In addition, because of the way the final average basket level is calculated, it is possible that you will not receive any positive return on your investment at maturity even if the value of the Basket at or around the maturity date is significantly greater than its value on the pricing date. One scenario in which this may occur is when the value of the Basket declines early in the term of the securities and increases significantly later in the term of the securities.  You should not invest in the securities unless you understand and are willing to accept the return characteristics associated with the averaging feature of the securities.

The securities will be debt obligations of Royal Bank of Canada.  No other company or entity will be responsible for payments under the securities

The securities will be issued by Royal Bank of Canada.  The securities will not be guaranteed by any other company or entity.  No other entity or company will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  Royal Bank of Canada’s credit ratings are an assessment of our ability to pay our obligations, including those on the securities. Consequently, actual or anticipated declines in our credit ratings may affect the value of the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.

Owning the securities is not the same as owning the common stocks underlying the basket components

The return on your securities will not reflect the return you would realize if you actually owned and held the common stocks underlying the basket components for a similar period. First, because the maturity payment amount will be determined based on the average of the closing levels of the basket components, which are price-return indices, the return on the securities will not take into account the value of any dividends that may be paid on the common stocks underlying the basket components.  Second, as a holder of the securities, you will not be entitled to receive any such dividends, nor will you have voting rights or any other rights that holders of the common stocks underlying the basket components may have.  Third, the performance of the Basket will be measured by reference to the average component level of the basket components on valuation dates occurring quarterly over the term of the securities, and not by reference to their closing levels at or around the maturity date.  Fourth, changes in the value of the securities will not necessarily correspond to changes in the levels of the basket components.  Even if the level of each basket component increases above its initial component level during the term of the securities, the value of the securities may not increase by the same amount. It is also possible for the closing level of each basket component to increase while the value of the securities declines.

There may not be an active trading market for the securities

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities.  Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

Wells Fargo Securities, LLC and its broker-dealer affiliates may make a market for the securities, although they are not required to do so.  As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities.  See “Supplemental Plan of Distribution”.

Changes in the levels of the basket components may offset each other

Movements in the levels of the basket components may not correlate with each other. At a time when the level of one basket component increases, the level of other basket component may not increase as much or may even decline. Therefore, in calculating the final average basket level, increases in the average component level of one basket component may be moderated, or be more than offset, by lesser increases or decreases in the average component level of the other basket component.

Many factors affect the value of the securities

The value of the securities prior to maturity will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset any increase in the value of the securities caused by another factor and that the effect of one factor may compound any decrease in the value of the securities caused by another factor. For example, a change in the volatility of one basket component may offset some or all of any increase in the value of the securities attributable to another factor, such as an increase in the level of the other basket component. In addition, a change in interest rates may offset other factors that would otherwise change the value of the Basket, and therefore, may change the value of the securities. We expect that the value of the securities at any time will depend to a significant extent on the amount, if any, by which the closing level of each basket component at that time and on any prior valuation dates exceeds or does not exceed its initial component level.  If you choose to sell your securities when the average level of one or both basket components at that time and on any prior valuation dates exceeds its initial component level, you may receive substantially less than the amount that would be payable at maturity based on this increase because of the expectation that the closing levels of the basket components will continue to fluctuate until the average component levels of the basket components are determined. We believe that other factors that may also influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in the level) of each basket component and, in particular, market expectations regarding the volatility of each basket component;

•	the correlation between market fluctuations of the basket components;

•	interest rates in the U.S. market;

•	the dividend yields of the common stocks included in the basket components;

•	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

•	the U.S. dollar/pound Sterling exchange rate, as it may affect the level of the FTSE;

•	changes that affect the basket components, such as additions, deletions or substitutions;

•	the time remaining to maturity; and

•	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks included in the basket components.

An investment in the securities is subject to risks associated with foreign securities markets

The FTSE includes equity securities traded in non-U.S. securities markets. Investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing prices of the securities underlying the FTSE, which could, in turn, adversely affect the value of the securities.

Changes that affect a basket component may affect the value of the securities and the maturity payment amount

The policies of the Index Sponsors concerning the calculation of the basket components, additions, deletions or substitutions of the common stocks underlying the basket components and the manner in which changes affecting the issuers of those stocks, such as stock dividends, reorganizations or mergers, are reflected in the basket components could affect the levels of the basket components and, therefore, the maturity payment amount, and the value of the securities prior to maturity. The amount payable on the securities and their value could also be affected if any Index Sponsor changes these policies, for example, by changing the manner in which it calculates the applicable basket component, or if any Index Sponsor discontinues or suspends calculation or publication of the applicable basket component, in which case it may become difficult to determine the value of the securities. If events such as these occur, or if the level of any basket component is not available on any valuation date because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of that basket component for that valuation date in its sole discretion.

We have no affiliation with the Index Sponsors and will not be responsible for any actions taken by the Index Sponsors

We have no affiliation with S&P Dow Jones Indices LLC or FTSEIL.  S&P Dow Jones Indices LLC and FTSEIL (each, an Index Sponsor, collectively, the Index Sponsors) will not be involved in the offering of the securities.  Consequently, we have no control of the actions of any Index Sponsor, including any actions of the type that would affect the composition of any basket component, and therefore, the level of the applicable basket component.  The Index Sponsors have no obligation of any sort with respect to the securities.  Thus, the Index Sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.

Historical levels of the basket components should not be taken as an indication of their future levels during the term of the securities

The trading prices of the common stocks underlying a basket component will determine the level of that basket component at any given time. As a result, it is impossible to predict whether the level of any basket component will rise or fall. Trading prices of the common stocks underlying the basket components will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks.

Hedging transactions may affect the return on the securities

As described below under “Use of Proceeds and Hedging” on page PS-36, we, through one or more hedging counterparties, have hedged our obligations under the securities by purchasing common stocks underlying the basket components, futures or options on the basket components or common stocks underlying the basket components, or exchange traded funds or other derivative instruments with returns linked or related to changes in the levels of the basket components or trading prices of common stocks underlying the basket components and may adjust these hedges by, among other things, purchasing or selling any of these assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks underlying the basket components and/or the levels of the basket components and, therefore, the value of the securities. It is possible that we or one or more of our hedging counterparties could receive substantial returns from these hedging activities while the value of the securities declines.

The underwriting discount, structuring and development costs and certain hedging costs are likely to adversely affect the price at which you can sell your securities

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the initial public offering price. The initial public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, the structuring and development costs and the projected profit that our hedge counterparty (which may be one of our affiliates or an affiliate of Wells Fargo Securities, LLC) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, any such price may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transaction costs.  The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the market and other conditions discussed in these risk factors.

Potential conflicts of interest could arise

We, Wells Fargo Securities, LLC and our respective affiliates may engage in trading activities related to the basket components or the stocks underlying the basket components that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we, Wells Fargo Securities, LLC and our respective affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the securities.

We, Wells Fargo Securities, LLC and our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the common stocks underlying the basket components. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities, LLC and our respective affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates or the affiliates of the agent may publish research reports about these companies. Neither we nor the agent make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of the common stocks underlying the basket components. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities.  The offering of the securities does not reflect any investment or sell recommendations by us, Wells Fargo Securities, LLC or our respective affiliates as to any basket component or the common stocks underlying any basket component.

The calculation agent may postpone the maturity date if a market disruption event occurs on the final valuation date

The valuation dates with respect to a basket component may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on that valuation date with respect to that basket component. If a market disruption event occurs with respect to a basket component on the final valuation date, the maturity date may be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event on any valuation date or from any postponement of the maturity date.  See “Specific Terms of the Securities — Valuation Dates” and “Specific Terms of the Securities — Market Disruption Events” beginning on page PS-18.

There are potential conflicts of interest between you and the calculation agent

The calculation agent will, among other things, determine the amount of your payment at maturity on the securities.  Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affects a basket component.  Since this determination by the calculation agent will affect the payment at maturity on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

U.S. taxpayers will be required to pay taxes on the securities each year

The securities will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the securities based on the comparable yield for the securities, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize on the sale or maturity of the securities will be ordinary income. Any loss you may recognize upon the sale of securities will generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the securities and thereafter will be capital loss.

For further discussion, see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

SPECIFIC TERMS OF THE SECURITIES

The securities are to be issued pursuant to the terms of the Indenture dated as of October 23, 2003, between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee, as supplemented by the First Supplemental Indenture dated as of July 21, 2006, between Royal Bank of Canada and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee and by the Second Supplemental Indenture dated as of February 28, 2007 between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the Base Indenture, together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the securities and the Indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the Indenture before making your investment decision. We have filed copies of the Indenture with the SEC.  Copies are also available for inspection at the offices of the Trustee.

Issuer:	Royal Bank of Canada

Specified Currency:	U.S. dollars

Principal Amount:	$1,000 per security

Aggregate Principal Amount:	$1,126,000

Agent:	Wells Fargo Securities, LLC

The agent may make sales through its affiliates or selling agents.

Agent Acting in the Capacity of:	Principal

Pricing Date:	October 31, 2012

Original Issue Date:	November 5, 2012

Maturity Date:
November 4, 2019, subject to postponement as described below. The maturity date will be a business day. In the event the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest shall accrue or be payable as a result of such postponement.

Valuation Dates:
Quarterly, on the 28th of each January, April, July and October, commencing on January 28, 2013 and ending on October 28, 2019. However, if any scheduled valuation date occurs on a day that is not a trading day for a basket component or occurs on a day on which the calculation agent has determined that a market disruption event (as defined under “— Market Disruption Event” below) has occurred or is continuing with respect to a basket component, then that valuation date solely for the affected basket component will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing for the affected basket component; provided that in no event will any valuation date be postponed by more than five trading days. If any valuation date is postponed by five trading days, and a market disruption event occurs or is continuing for the affected basket component on that fifth trading day, then its closing level for that valuation date will nevertheless be determined as set forth below under “—Closing Level.”  Notwithstanding such a postponement of a valuation date for a particular basket component, the originally scheduled valuation date will remain the valuation date for the other basket component if it is not affected by a non-trading day or a market disruption event.  If the final valuation date for any basket component is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Basket:	The return on the securities, if any, is linked to an equally weighted basket consisting of the following two equity indices: the DJIA (50%) and the FTSE (50%).

Payment at Maturity:
At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled will depend on the performance of the Basket from the initial basket level to the final average basket level.  The performance of the Basket will reflect the weighted performance of the basket components, as measured from each basket component’s closing level on the pricing date to the average of its closing levels on the twenty-eight quarterly valuation dates occurring over the term of the securities. The maturity payment amount for each security will be determined by the calculation agent as described below:

•      If the final average basket level is greater than the initial basket level, the maturity payment amount per security will equal:

	$1,000 + ($1,000 x	final average basket level – initial basket level	x Participation Rate)
initial basket level

•      If the final average basket level is less than or equal to the initial basket level, the maturity payment amount per security will equal the issue price of $1,000.

If the final average basket level is less than or equal to the initial basket level, you will not receive any return on your investment in the securities.

Participation Rate:	100%.

Initial Basket Level:	100

Final Average Basket Level:
The final average basket level will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 50% of the average component return of the DJIA and (B) 50% of the average component return of the FTSE.

Average Component Return:	The average component return of each basket component will be equal to:

average component level – initial component leve l
initial component level

Initial Component Level:	The initial component level is 13,096.46 for the Dow Jones Industrial AverageSM and 5,782.70 for the FTSE 100 Index, which is the closing level of the applicable basket component on the pricing date.

Average Component Level:
The average component level of each basket component will be determined by the calculation agent and will be the arithmetic average of the closing levels of the basket component on the twenty-eight quarterly valuation dates.

Closing Level:
For each basket component, the official closing level of the basket component or any successor index (as defined under “—Discontinuation of a Basket Component; Adjustments to a Basket Component” below) published by the applicable Index Sponsor or any successor index sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level of a basket component will be based on the alternate calculation of that basket component described under “—Discontinuation of a Basket Component; Adjustments to a Basket Component” below.

Market Disruption Events:
For a basket component, a market disruption event, as determined by the calculation agent in its sole discretion, means an exchange or any related exchange (such as defined below) fails to open for trading during its regular trading session or the occurrence or existence of any of the following events:

•      a trading disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

•      an exchange disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

•      an early closure; or

•      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Royal Bank of Canada or an affiliate of Wells Fargo Securities, LLC or any of their respective hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

For the purposes of determining whether a market disruption event exists at any time, if a market disruption event occurs in respect of a security included in a basket component at any time, then the relevant percentage contribution of that security to the level of that basket component will be based on a comparison of (i) the portion of the level of that basket component attributable to that security and (ii) the overall level of that basket component, in each case immediately before the occurrence of that market disruption event.

A trading disruption for a basket component means any suspension of or limitation imposed on trading by an exchange or any related exchange or otherwise, whether by reason of movements in price exceeding limits permitted by the exchange or related exchange or otherwise, (i) relating to securities that compose 20% or more of the level of that basket component or (ii) in options contracts or futures contracts relating to that basket component on any related exchange.

An exchange disruption for a basket component means any event (other than a scheduled early closure) that disrupts or impairs (as determined by the calculation agent in its sole discretion) the ability of market participants in general to (i) effect transactions in or obtain market values on any exchange or related exchange in securities that compose 20% or more of the level of that basket component or (ii) effect transactions in options contracts or futures contracts relating to that basket component on any relevant related exchange.

An early closure for a basket component means the closure on any exchange business day of any exchange relating to securities that compose 20% or more of the level of that basket component or any related exchange prior to its normally scheduled closing time unless such earlier closing time is announced by such exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or related exchange on that exchange business day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on that exchange business day.

An exchange for a basket component means the primary organized exchange or quotation system for trading any securities included in that basket component and any successor to that exchange or quotation system or any substitute exchange or quotation system to which trading in any securities underlying that basket component has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such securities on that substitute exchange or quotation system as on the original exchange).

An exchange business day for a basket component means any trading day on which each exchange and related exchange is open for business during its regular trading session, notwithstanding that exchange or related exchange closing prior to its scheduled weekday closing time, without regard to after hours or other trading outside its regular trading session hours.

A related exchange for a basket component means each exchange or quotation system on which futures or options contracts relating to that basket component are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to that basket component has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to that basket component on that temporary substitute exchange or quotation system as on the original related exchange).

Discontinuation of a Basket Component; Adjustments to a Basket Component:
If any Index Sponsor discontinues publication of a basket component and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to that basket component (a successor index), then the calculation agent will substitute the successor index for that basket component and calculate the closing level for that basket component as described above under “—Closing Level.”

If any Index Sponsor discontinues publication of a basket component and:

•      the calculation agent does not select a successor index, or

•      the successor index is no longer published on any of the relevant trading days,

the calculation agent will compute a substitute level for that basket component in accordance with the procedures last used to calculate the level of that basket component before any discontinuation but using only those securities that were included in that basket component prior to that discontinuation. If a successor index is selected or the calculation agent calculates a level as a substitute for that basket component as described below, the successor index or level will be used as a substitute for that basket component for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Index Sponsor elects to re-publish that basket component, unless the calculation agent in its sole discretion decides to use the re-published basket component.

If any Index Sponsor discontinues publication of a basket component before any valuation date and the calculation agent determines that no successor index is available at that time, then on each trading day until the earlier to occur of:

•      the determination of its closing level on the final valuation date, or

•      a determination by the calculation agent that a successor index is available,

the calculation agent will determine the closing level of such basket component as described in the preceding paragraph. The calculation agent will cause notice of each level to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these levels to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of any basket component would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the level of any basket component or any successor index changes in any material respect, or if any basket component or successor index is in any other way modified so that the level of that basket component or successor index does not, in the opinion of the calculation agent, fairly represent the level of that basket component had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in The City of New York, on each date that the closing level of that basket component is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of an equity index comparable to that basket component or that successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to that basket component or that successor index, as so adjusted.

Neither the calculation agent nor Royal Bank of Canada will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding any basket component or any successor index or as to modifications, adjustments or calculations by any Index Sponsor or any successor index sponsor in order to arrive at the level of that basket component or any successor index.

Calculation Agent:
RBC Capital Markets, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon

Business Day:
For purposes of the securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:
A trading day with respect to each basket component means any day on which each exchange and related exchange for that basket component is scheduled to be open for its respective regular trading session.

Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (Additional Amounts) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an Excluded Holder, in respect of a beneficial owner:

(i)            with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)           which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;

(iii)          which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

(a)           the due date for payment thereof, or

(b)           if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture; or

(iv)          who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Form of Securities:	Book-entry

Listing:	The securities will not be listed on any securities exchange.

Failure to Pay Maturity Payment Amount When Due:
In the event we fail to pay the maturity payment amount on the maturity date, any overdue payment in respect of the maturity payment amount of the securities on the maturity date will bear interest until the date upon which all sums due in respect of such securities are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Page LIBOR01 (or any replacement page or pages for the purpose of displaying prime rates or base lending rates of major U.S. banks) as of 11:00 a.m. (London time) on the first business day following that failure to pay.  That rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of Default and Acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. The amount will be the maturity payment amount, calculated as if the date of declaration of acceleration were the final valuation date.

Terms Incorporated in the Master Note:	All of the terms in “Specific Terms of the Securities” of this pricing supplement.

HYPOTHETICAL HISTORICAL PERFORMANCE OF THE BASKET

The Basket will represent an equally weighted portfolio of the following two basket components: the DJIA (50%) and the FTSE (50%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The Dow Jones Industrial AverageSM” and “The FTSE 100 Index” in this pricing supplement. The Basket does not reflect the performance of all major securities markets.

While historical information on the value of the Basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2002 to October 31, 2012, assuming that the Basket was constructed on January 1, 2002 with an initial basket level of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing levels and other information used by us in order to create the graph below from Bloomberg, without independent verification.

The values of the Basket depicted in the graph below have been calculated in a manner that is different from the manner in which the final average basket level will be determined.  The value of the Basket depicted on any date in the graph below is based on the closing level of each basket component on that date (relative to its closing level on January 1, 2002).  By contrast, the final average basket level will be calculated based on the average of closing levels of the basket components on the twenty-eight valuation dates occurring quarterly during the term of the securities (relative to the closing levels of the basket components on the pricing date).

The hypothetical historical Basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket.

THE DOW JONES INDUSTRIAL AVERAGESM

We have obtained all information regarding the DJIA contained in this pricing supplement from publicly available information. That information reflects the policies of, and is subject to change by the S&P Dow Jones Indices LLC, the Index Sponsor.  The Index Sponsor, which owns the copyright and all other rights to the DJIA, has no obligation to continue to publish, and may discontinue publication of the DJIA.  None of us, Wells Fargo Securities, LLC or RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the DJIA or any successor index.

The DJIA is widely used as an indicator of the pattern of the price movement of U.S. equities.  The calculation of the level of the DJIA, discussed below in further detail, is a price-weighted average of the stocks of 30 blue-chip companies that are generally the leaders in their industry.

The composition of the DJIA is not limited to traditionally defined industrial stocks.  Instead, the companies are chosen from sectors of the economy most representative of the country’s economic health.  The DJIA serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, consumer services, health care and consumer goods.  The editors of The Wall Street Journal maintain and review the DJIA and from time to time, in their sole discretion, may add companies to, or delete companies from, the DJIA to achieve the objectives stated above.  Composition changes are rare, however, and generally occur only after events such as corporate acquisitions or other dramatic shifts in a component’s core business.  When such an event causes one component to be replaced, the entire index is reviewed, and therefore, multiple component changes are often implemented simultaneously.  A stock typically is added if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors, and accurately represents the sector(s) covered by the DJIA.

The DJIA is price-weighted rather than market capitalization-weighted, which means that weightings are based only on changes in the stocks’ prices, rather than by both price changes and changes in the number of shares outstanding.  The divisor used to calculate the price-weighted average of the DJIA is not simply the number of component stocks; rather, the divisor is adjusted to smooth out the effects of stock splits and other corporate actions.  While this methodology reflects current practice in calculating the DJIA, no assurance can be given that the DJIA Sponsor will not modify or change this methodology in a manner that may affect the amount payable on the securities at maturity.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (S&P) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “DJIASM” is a trademark of Dow Jones. The trademark has been sublicensed for certain purposes by us.  The DJIA is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the DJIA to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the DJIA is the licensing of the DJIA and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The DJIA is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the securities.  S&P Dow Jones Indices have no obligation to take our needs or the needs of us or holders of the securities into consideration in determining, composing or calculating the DJIA.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.  There is no assurance that investment products based on the DJIA will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the DJIA.  It is possible that this trading activity will affect the value of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DJIA OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJIA OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.”

THE FTSE 100 INDEX

We have derived all information contained in this pricing supplement regarding the FTSE, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, FTSEIL. FTSEIL, which owns the copyright and all other rights to the FTSE, has no obligation to continue to publish, and may discontinue publication of, the FTSE. None of us, Wells Fargo Securities, LLC or RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance, or publication of the FTSE or any successor index.

The FTSE is a market capitalization−weighted index of the 100 largest U.K.-listed blue chip companies trading on the LSE. Publication of the FTSE began on December 30, 1983.  The FTSE is disseminated on, and additional information about it is published on, the FTSE website: http://www.ftse.com.  We are not incorporating by reference the website or any material it includes in this pricing supplement.

Composition and Maintenance.  The FTSE consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for nationality and free float, price and liquidity. The FTSE Europe/Middle East/Africa Regional Committee, which we refer to as the “Committee,” meets quarterly to review the constituents of the FTSE.  These meetings are held on the Wednesday after the first Friday in March, June, September and December. Any constituent changes are implemented on the next trading day following the expiration of the London International Financial Futures and Options Exchange futures and options contracts, which normally takes place on the third Friday of the same month.

Eligibility Standards. Only a “premium listing” of “equity shares,” as defined by the Financial Services Authority in its List Rules Sourcebook, which has been admitted to trading on the LSE is eligible for inclusion in the FTSE. Eligible stocks must pass price and liquidity screens before being included in the FTSE. Additionally, a stock must generally (i) have a minimum free float (as described below) of 25%, for companies incorporated in the U.K., or (ii) have a free float greater than 50%, for companies not incorporated in the U.K.

Price Screen. The Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the FTSE, a stock must have a premium listing on the LSE with a Sterling-dominated price on SETS (SETS is the LSE’s electronic order book for the securities of FTSE constituents and other liquid securities). For companies with multiple classes of equity securities, a Euro or U.S. Dollar denominated price may also be included where there is an eligible Sterling class in certain situations.

Liquidity Screen. Each eligible stock is tested for liquidity by calculating its median daily trading volume per month. The median daily trading volume per month is calculated by ranking each daily trade volume total for each trading day of the month and selecting the date with the middle-ranking daily trade volume total. A stock not presently included in the FTSE must have a median daily trading volume per month of at least 0.035% of its outstanding shares (after application of any investability weightings) in at least 10 of the 12 months prior to the annual review of the FTSE in June to be eligible for inclusion. An existing index stock that does not have a median daily trading volume per month of at least 0.025% of its outstanding shares (after the application of any investability weightings) for at least eight of the 12 months prior to the annual review of the FTSE will be removed from the FTSE and will not be considered for inclusion until the next annual review. New issues will become eligible for inclusion in the FTSE at the quarterly review following their issuance provided that they have a minimum trading record of at least 20 trading days prior to the review date and that they have a median daily trading volume per month of at least 0.035% of their outstanding shares (after the application of any investability weightings) in each month since their listing. When calculating the median of daily trades per month for new issues, a minimum of five trading days in each month must exist, otherwise the month will be ignored. At the sole discretion of the Committee, the above percentage figures may be adjusted by up to 0.01% at a market review so that, in the Committee’s opinion, the FTSE better reflects the liquid investable market.

Investability Weightings.  FTSE applies an investability weighting, or free float factor, to each potential index stock to determine its investable market capitalization, which FTSE uses to determine the FTSE constituents as well as to calculate the FTSE. The following types of shareholdings are excluded from free float and therefore reduce the investability weighting below 1.0: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue (if the holding subsequently decreases below 10%, the shares will be excluded from free float until the holding falls below 7%); shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies that they control; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue (if the holding subsequently decreases below 10%, the shares will be excluded from free float until the holding falls below 7%); all shares (in most cases) where the holder is subject to a lock-in clause prohibiting the sale of the shares (for the duration of that clause); and shares held for publicly announced strategic reasons, including shares held by several holders acting in concert.

Market Capitalization Ranking. Eligible stocks that pass the price and liquidity screens are ranked by the Committee according to their full market capitalization (that is, before the application of any investability weightings). Only the quoted equity capital of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of equity, secondary lines will be included in the calculation of the market capitalization of the company only if those lines are significant and liquid. Market capitalization rankings are calculated using data as of the close of business on the day before the review.

100 Constituent Limitation. The FTSE always contains 100 constituents. The Committee will add a stock to the FTSE at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. If a greater number of companies qualify to be inserted in the FTSE than qualify to be removed, the lowest ranking constituents (by full market capitalization) of the FTSE will be removed so that the total number of stocks remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies (by full market capitalization) that are then not included in the FTSE will be inserted to match the number of companies being removed, in order to maintain the total at 100.

Outstanding Shares Changes. For the purposes of computing the FTSE, the number of shares outstanding for each index stock is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of outstanding shares index stock is amended only when the total outstanding shares held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December.

If a corporate action occurs which involves a change in the number of outstanding shares of an index stock, the change in shares will be applied simultaneously with the corporate action. If accumulated changes in the number of outstanding shares add up to 10% or more or when an accumulated share change represents $2 billion of a company’s total market capitalization, they are implemented between quarters. If an adjustment is made, it will be applied for the first time at the next review in March of the following year. All adjustments are made before the start of the index calculation on the day concerned, unless market conditions prevent this.

When an index stock issuer increases the number of shares it has outstanding, the market capitalization of that index stock issuer increases and the total market capitalization will rise accordingly.

Divisor Amendments. The market capitalization of an index stock is adjusted to take account of various corporate actions. To prevent the value of the FTSE from changing due to such an event, all corporate actions which affect the market capitalization of the FTSE require an offsetting divisor adjustment. By adjusting the divisor, the value of the FTSE remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.

Type of Corporate Action	Adjustment	Adjustment to Divisor
Issue of new shares	Shares outstanding increased	Yes
Share repurchase	Shares outstanding decreased	Yes
Bonus issue or stock split	Shares outstanding multiplied by four. Share price divided by four	No

Rights Issues. A rights issue is where an index stock issuer raises new capital by offering shareholders additional shares at a set ratio with a discount to the market price. The rights become attached to the shares on a set date — the ex-date. On this date, the price of the index stock will fall by the value of the rights. The effect of the rights issue is to increase the market capitalization of the company by the value of the additional shares created by the rights issue less the value of the fall in the share price. The shares outstanding for that index stock and FTSE divisor are also adjusted to prevent the FTSE from falling in line with the reduction in the share price on the ex-date.

The top ten index stocks of the FTSE as of September 28, 2012, by weight, were:

Company	Weight	Net Market Capitalization (£m)
HSBC Holdings	7.14%	103,914
Vodafone Group	5.96%	86,729
BP	5.71%	83,093
Royal Dutch Shell A	5.44%	79,169
GlaxoSmithKline	4.92%	71,631
British American Tobacco	4.25%	61,801
Royal Dutch Shell B	4.00%	58,184
Diageo	3.01%	43,813
BG Group	2.89%	42,115
BHP Billiton	2.79%	40,657

As of August 31, 2012, the index stock issuers included in the FTSE were divided into 10 Industry Classification Benchmark Industries. The ICB industries include (with the percentage included as of September 28, 2012 in such sectors indicated in parentheses): Oil & Gas (20.17%), Basic Materials (10.81%), Industrials (6.44%), Consumer Goods (15.10%), Health Care (8.58%), Consumer Services (8.38%), Telecommunications (7.21%), Utilities (4.56%), Financials (17.96%) and Technology (0.81%).

License Agreement

The securities are not in any way sponsored, endorsed, sold or promoted by FTSEIL or by the LSE or by The Financial Times Limited (FT) (together the “Licensor Parties”) and none of the Licensor Parties make any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE and/or the figure at which the FTSE stands at any particular time on any particular day or otherwise.  The FTSE is compiled and calculated by FTSEIL.  None of the Licensor Parties shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE and none of the Licensor Parties shall be under any obligation to advise any person of any error therein.

“FTSE®” is a trademark of the LSE and the FT and is used by FTSE under license.

HISTORICAL CLOSING LEVELS OF THE BASKET COMPONENTS

The following tables set forth the published quarterly high, low and quarter end closing levels of each basket component for the period from January 1, 2002 through October 31, 2012. The closing level of each basket component has experienced significant fluctuations during this period.  Any historical upward or downward trend in the closing level of either basket component during any period shown below is not an indication that the closing level of that basket component is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of each basket component do not give an indication of its future performance. We cannot provide any assurance that the future performance of the basket components will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing levels of each basket component listed below from Bloomberg, without independent verification. The actual levels of the basket components on the valuation dates may bear little relation to the historical levels shown below.

High, Low and Period-End Closing Levels of the DJIA

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level	Low Closing Level	Quarter/Period – End Closing Level

1/1/2002	3/31/2002	10,635.25	9,618.24	10,403.94
4/1/2002	6/30/2002	10,381.73	9,120.11	9,243.26
7/1/2002	9/30/2002	9,379.50	7,591.93	7,591.93
10/1/2002	12/31/2002	8,931.68	7,286.27	8,341.63

1/1/2003	3/31/2003	8,842.62	7,524.06	7,992.13
4/1/2003	6/30/2003	9,323.02	8,069.86	8,985.44
7/1/2003	9/30/2003	9,659.13	9,036.04	9,275.06
10/1/2003	12/31/2003	10,453.92	9,469.20	10,453.92

1/1/2004	3/31/2004	10,737.70	10,048.23	10,357.70
4/1/2004	6/30/2004	10,570.81	9,906.91	10,435.48
7/1/2004	9/30/2004	10,342.79	9,814.59	10,080.27
10/1/2004	12/31/2004	10,854.54	9,749.99	10,783.01

1/1/2005	3/31/2005	10,940.55	10,368.61	10,503.76
4/1/2005	6/30/2005	10,623.07	10,012.36	10,274.97
7/1/2005	9/30/2005	10,705.55	10,270.68	10,568.70
10/1/2005	12/31/2005	10,931.62	10,215.22	10,717.50

1/1/2006	3/31/2006	11,317.43	10,667.39	11,109.32
4/1/2006	6/30/2006	11,642.65	10,706.14	11,150.22
7/1/2006	9/30/2006	11,718.45	10,739.35	11,679.07
10/1/2006	12/31/2006	12,510.57	11,670.35	12,463.15

1/1/2007	3/31/2007	12,786.64	12,050.41	12,354.35
4/1/2007	6/30/2007	13,676.32	12,382.30	13,408.62
7/2/2007	9/30/2007	14,000.41	12,845.78	13,895.63
10/1/2007	12/31/2007	14,164.53	12,743.44	13,264.82

1/1/2008	3/31/2008	13,056.72	11,740.15	12,262.89
4/1/2008	6/30/2008	13,058.20	11,346.51	11,350.01
7/1/2008	9/30/2008	11,782.35	10,365.45	10,850.66
10/1/2008	12/31/2008	10,831.07	7,552.29	8,776.39

1/1/2009	3/31/2009	9,034.69	6,547.05	7,608.92
4/1/2009	6/30/2009	8,799.26	7,761.60	8,447.00
7/1/2009	9/30/2009	9,829.87	8,146.52	9,712.28
10/1/2009	12/31/2009	10,548.51	9,487.67	10,428.05

1/1/2010	3/31/2010	10,907.42	9,908.39	10,856.63
4/1/2010	6/30/2010	11,205.03	9,774.02	9,774.02
7/1/2010	9/30/2010	10,860.26	9,686.48	10,788.05
10/1/2010	12/31/2010	11,585.38	10,751.27	11,577.51

1/1/2011	3/31/2011	12,391.25	11,613.30	12,319.73
4/1/2011	6/30/2011	12,810.54	11,897.27	12,414.34
7/1/2011	9/30/2011	12,724.41	10,719.94	10,913.38
10/1/2011	12/31/2011	12,294.00	10,655.30	12,217.56

1/1/2012	3/31/2012	13,252.76	12,359.92	13,212.04
4/1/2012	6/30/2012	13,279.32	12,101.46	12,880.09
7/1/2012	9/28/2012	13,596.93	12,573.27	13,437.13
10/1/2012	10/31/2012	13,610.15	13,077.34	13,096.46

High, Low and Period-End Closing Levels of the FTSE

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level	Low Closing Level	Quarter/Period – End Closing Level

1/1/2002	3/31/2002	5,323.80	5,024.10	5,271.80
4/1/2002	6/30/2002	5,263.90	4,531.00	4,656.40
7/1/2002	9/30/2002	4,685.80	3,671.10	3,721.80
10/1/2002	12/31/2002	4,190.00	3,730.50	3,940.40

1/1/2003	3/31/2003	4,009.50	3,287.00	3,613.30
4/1/2003	6/30/2003	4,207.00	3,684.80	4,031.20
7/1/2003	9/30/2003	4,314.70	3,963.90	4,091.30
10/1/2003	12/31/2003	4,476.90	4,169.20	4,476.90

1/1/2004	3/31/2004	4,559.10	4,309.40	4,385.70
4/1/2004	6/30/2004	4,575.70	4,395.20	4,464.10
7/1/2004	9/30/2004	4,608.40	4,287.00	4,570.80
10/1/2004	12/31/2004	4,820.10	4,564.50	4,814.30

1/1/2005	3/31/2005	5,060.80	4,783.60	4,894.40
4/1/2005	6/30/2005	5,114.40	4,789.40	5,113.20
7/1/2005	9/30/2005	5,494.80	5,158.30	5,477.70
10/1/2005	12/31/2005	5,638.30	5,142.10	5,618.80

1/1/2006	3/31/2006	6,036.30	5,633.80	5,964.60
4/1/2006	6/30/2006	6,132.70	5,506.80	5,833.40
7/1/2006	9/30/2006	5,986.60	5,681.70	5,960.80
10/1/2006	12/31/2006	6,260.00	5,937.10	6,220.80

1/1/2007	3/31/2007	6,444.40	6,000.70	6,308.00
4/1/2007	6/30/2007	6,732.40	6,315.50	6,607.90
7/2/2007	9/30/2007	6,716.70	5,858.90	6,466.80
10/1/2007	12/31/2007	6,730.70	6,070.90	6,456.90

1/1/2008	3/31/2008	6,479.40	5,414.40	5,702.10
4/1/2008	6/30/2008	6,376.50	5,518.20	5,625.90
7/1/2008	9/30/2008	5,636.60	4,818.77	4,902.45
10/1/2008	12/31/2008	4,980.25	3,780.96	4,434.17

1/1/2009	3/31/2009	4,638.92	3,512.09	3,926.14
4/1/2009	6/30/2009	4,506.19	3,925.52	4,249.21
7/1/2009	9/30/2009	5,172.89	4,127.17	5,133.90
10/1/2009	12/31/2009	5,437.61	4,988.70	5,412.88

1/1/2010	3/31/2010	5,727.65	5,060.92	5,679.64
4/1/2010	6/30/2010	5,825.01	4,914.22	4,916.87
7/1/2010	9/30/2010	5,602.54	4,805.75	5,548.62
10/1/2010	12/31/2010	6,008.92	5,528.27	5,899.94

1/1/2011	3/31/2011	6,091.33	5,598.23	5,908.76
4/1/2011	6/30/2011	6,082.88	5,674.38	5,945.71
7/1/2011	9/30/2011	6,054.55	5,007.16	5,128.48
10/1/2011	12/31/2011	5,713.82	4,944.44	5,572.28

1/1/2012	3/31/2012	5,965.58	5,612.26	5,768.45
4/1/2012	6/30/2012	5,874.89	5,260.19	5,571.15
7/1/2012	9/28/2012	5,915.55	5,498.32	5,742.07
10/1/2012	10/31/2012	5,917.05	5,776.71	5,782.70

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a security (including amounts deemed for purposes of the Income Tax Act (Canada) (ITA) to be interest), that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Basket could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a security may be subject to Canadian non-resident withholding tax.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments of interest, principal and/or other amounts under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussions of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We intend to treat any interest with respect to the securities, as determined for U.S. federal income tax purposes, as from sources within the U.S.

We will not attempt to ascertain whether the issuer of any of the component stocks included in the Basket would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the Code), or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Index and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, the securities will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the securities, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the securities (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. A projected payment schedule with respect to a security generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that security equal to the comparable yield. The projected payment schedule for the securities will consist of a single projected payment at maturity. These rules will generally have the effect of requiring you to include amounts as income in respect of the securities prior to your receipt of cash attributable to that income.

The amount of interest that you will be required to include in income during each accrual period for the securities will equal the product of the adjusted issue price for the securities at the beginning of the accrual period and the comparable yield for the securities for such period. The adjusted issue price of the securities will equal the securities’ original offering price plus any interest deemed to be accrued on the securities (under the rules governing contingent payment debt instruments).

To obtain the comparable yield and projected payment schedule for the securities, you should call RBC Capital Markets, LLC toll free at (866) 609-6009. You are required to use such comparable yield and projected payment schedule in determining your interest accruals in respect of your securities, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the securities, and we make no representations regarding the amount of the contingent payment with respect to the securities.

If you purchase the securities for an amount that differs from the securities’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your securities and their adjusted price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If you purchase the securities for an amount that is less than the adjusted issue price of the securities, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the securities to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the securities for an amount that is greater than the adjusted issue price of the securities, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize on the maturity of the securities to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the securities at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

If the contingent payment on the securities becomes fixed (which for this purpose means that any remaining contingencies are incidental or remote) on a day that is more than 6 months before the payment is due, applicable Treasury regulations provide that you should make adjustments to the prior and future interest inclusions in respect of your securities over the remaining term for the securities in a reasonable manner. You should consult your tax advisor as to what would be a “reasonable manner” in your particular situation.

You will recognize gain or loss on the sale, exchange or maturity of the securities in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the securities. In general, your adjusted basis in the securities will equal the amount you paid for the securities, increased by the amount of interest you previously accrued with respect to the securities (in accordance with the comparable yield for the securities), increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your securities under the rules set forth above.

Any gain you recognize on the sale, exchange or maturity of the securities will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the securities, and thereafter, capital loss. The deductibility of capital losses is limited.

Backup Withholding and Information Reporting

Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the securities. You are a non-U.S. holder if you are a beneficial owner of a security and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Payments made to a non-U.S. holder, and any gain realized on the sale, exchange or maturity of the securities, generally should be exempt from U.S. federal income and withholding tax, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, provided that (i) the holder complies with applicable certification requirements, which certification may be made on Form W-8BEN (or a substitute or successor form) on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person and provides its name and address, (ii) the payment or gain is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, the holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the securities. In the case of (ii) above, the holder generally should be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S.-source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be required to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, exchange or settlement of, the securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, enacted on March 18, 2010, will impose a 30% U.S. withholding tax on certain U.S.–source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.–source interest or dividends (Withholdable Payments), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

In addition, under the new legislation, “passthru payments” made by a foreign financial institution to “recalcitrant holders” or non-compliant foreign financial institutions are subject to a 30% U.S. withholding tax. A “recalcitrant holder” generally is a holder of an account with a foreign financial institution that fails to comply with reasonable requests for information that will help enable the relevant foreign financial institution to comply with its reporting requirements (a security may constitute an account for these purposes). A “passthru payment” is any Withholdable Payment or other payment (including non-U.S.–source payments) to the extent attributable to any Withholdable Payment.

These withholding and reporting requirements will generally apply to payments made after December 31, 2013. However, if proposed U.S. Treasury Department regulations are finalized in their current form, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the securities.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to pay the maturity payment amount at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement.

The public offering price of the securities will also include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We have hedged our obligations under the securities through an affiliate of Wells Fargo Securities, LLC and one or more of our affiliates, and we may in the future adjust our hedge.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, this hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the value of the securities from time to time and the maturity payment amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities”, “— The underwriting discount, the structuring and development costs and certain hedging costs are likely to adversely affect the price at which you can sell your securities” and “— Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the securities.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent will be our swap counterparty for a hedge relating to our obligations under the securities.

In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise. Wells Fargo Securities, LLC may act as principal or agent in such transactions.

The agent has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.

The agent has offered the securities in part directly to the public at the public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC (WFA) and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such price less a selling concession of $15.00 per security.

After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent.

The underwriting discount and commission and the structuring and development costs total $27.50 per $1,000 principal amount of the securities. In addition to any sales concession paid to WFA, WFA will also receive $0.625 of the structuring and development costs discussed on the cover page of this pricing supplement for each $1,000 of the securities that it sells.

The initial public offering price includes the underwriting discount paid in connection with the initial distribution, the structuring and development costs and the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We have hedged our obligations through an affiliate of Wells Fargo Securities, LLC and one or more of our affiliates.  Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit for our hedge counterparty that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” on page PS-36.

Proceeds to be received by Royal Bank of Canada in this offering will be net of the underwriting discount, commission and expenses payable by Royal Bank of Canada.

The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent or one of its affiliates intends to make a market in the securities. However, the agent and its affiliates are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Royal Bank of Canada has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

No action has been or will be taken by Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent.

For the following jurisdictions, please note specifically:

Argentina

Royal Bank of Canada U.S. Medium-Term Notes program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

VALIDITY OF THE SECURITIES

In the opinion of Norton Rose Canada LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.